Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2015, with respect to the consolidated financial statements included in the Annual Report of Yuma Energy, Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Yuma Energy, Inc. on Form S-3 (File No. 333-192094, effective November 21, 2013); on Form S-4 (File No. 333-197826, effective August 8, 2014); and on Forms S-8 (File No. 333-175706, effective July 21, 2011 and File No. 333-201210, effective December 22, 2014).

/s/ Grant Thornton LLP

Houston, Texas
March 30, 2015